Exhibit 99.5
AMENDMENT
TO
LETTER AGREEMENT AND EMPLOYMENT AGREEMENT
     This AMENDMENT (the “Amendment”) to the offer letter from Schering-Plough Corporation, a New Jersey Corporation (the “Company”), and Thomas J. Sabatino, Jr. (the “Executive”), dated as of the 11th day of March, 2004, (the “Letter Agreement”), and the change of control Employment Agreement by and between the Company and the Executive, dated as of the 15th day of April 2004, (the “Employment Agreement”) is made and entered into as of the 9th day of December, 2008.
     WHEREAS, the Compensation Committee of the Company’s Board of Directors has determined that it is appropriate to amend the Letter Agreement and Employment Agreement as provided below in order to comply with the applicable requirements of section 409A of the Internal Revenue Code of 1986, as amended, and the Executive has agreed to enter into this Amendment.
     NOW, THEREFORE, it is hereby agreed as follows:
     1. Paragraph 2 of the Letter Agreement is hereby amended by adding the following sentence at the end of the Paragraph:
Assuming the applicable performance criteria are met, your bonuses for years after 2004 will be paid to you in a single lump sum by March 15 of the calendar year following the year in which the bonus was earned.
     2. The fourth bullet of Paragraph 7 of the Letter Agreement is hereby amended by adding the following sentence at the end of the bullet:
Such reimbursement will be made to you promptly after your submission of invoices for such expenses, but not later than March 15 of the year following the calendar year in which you incurred the expense.
     3. Paragraph 9 of the Letter Agreement is hereby amended by replacing the third sentence of the Paragraph with the following two sentences:
Provided that you sign such release within 35 days following your termination date and do not revoke the release within 7 days after you sign it, the severance benefit describe above will, subject to Paragraph 11 below, be paid to you in a single lump sum within 90 days following your termination date, but not later than March 15 of the calendar year following your termination date. If the 90-day period described above begins and ends in different calendar years, the Company will determine the actual payment date, and you will have no right to designate the year in which the payment will be made.

     4. The Letter Agreement is hereby further amended by adding the following new Paragraph 11, which reads in its entirety as follows:
If the Company determines that you are a “Specified Employee” (as defined in your Employment Agreement) on your termination date and the Company reasonably determines that the severance benefit described in Paragraph 9 constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended), that will subject you to an additional tax under Section 409A if the benefit is paid at the time specified in Paragraph 9, the Company will postpone payment of the severance benefit until the first business day of the seventh month following your termination date (or until the date of your death, if you die before then). If such a delay is required, you will be provided interest on the delayed payment for the period of delay at the prime lending rate then used by CitiBank, N.A., in New York City as of the date the payment would otherwise have been made.
     5. The Employment Agreement is hereby amended to add a new Section 13, which reads in its entirety as follows:
          13. Code Section 409A Provisions.
          (a) To the fullest extent applicable, amounts and other benefits payable under this Agreement are intended to be exempt from the definition of “nonqualified deferred compensation” under section 409A of the Code (“Section 409A”) in accordance with one or more of the exemptions available under the final Treasury regulations promulgated under Section 409A and, to the extent that any such amount or benefit is or becomes subject to Section 409A due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation in accordance with such final Treasury regulations, this Agreement is intended to comply with the applicable requirements of Section 409A with respect to such amounts or benefits. This Agreement shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent. In this regard, notwithstanding anything in this Agreement to the contrary, the following provisions shall apply.
          (b) To the extent that any (i) Annual Bonus becomes payable pursuant to Section 4(b)(ii), or (ii) taxable reimbursement of business expenses becomes payable pursuant to Section 4(b)(v), or (iii) taxable reimbursement of the cost of fringe benefits provided during the Employment Period becomes payable pursuant to Section 4(b)(vi), then such Annual Bonus or taxable reimbursements shall be paid no later than March 15 of the year following the year in which the Annual Bonus was earned or the reimbursed costs were incurred, as the case may be, except to the extent that the Executive elects to defer payment of the Annual

Bonus pursuant to an applicable Section 409A-compliant deferred compensation plan of the Company.
          (c) The Date of Termination for purposes of determining the date that any payment or benefit which is treated as nonqualified deferred compensation under Section 409A of the Code is to be paid or provided (or in determining whether an exemption to such treatment applies), and for purposes of determining whether the Executive is a Specified Employee on the Date of Termination, shall be the date on which the Executive has incurred a “separation from service” within the meaning of Treasury Regulation section 1.409A-1(h), or in subsequent IRS guidance under Code section 409A.
          (d) In each case where this Agreement provides for the payment of an amount that constitutes nonqualified deferred compensation under Section 409A to be made to the Executive within a designated period (e.g., within 30 days after the Date of Termination) and such period begins and ends in different calendar years, the exact payment date within such range shall, subject to Section 13(f) below, be determined by the Company, in its sole discretion, and the Executive shall have no right to designate the year in which the payment shall be made.
          (e) In the event the Executive becomes entitled to a Gross-Up Payment under Section 9, such Gross-Up Payment shall in no event be made later than December 31 of the year following the year during which the related Code section 4999 excise tax is remitted to the Internal Revenue Service, and all payments to the Accounting Firm pursuant to Section 9 shall be made no later than the end of the calendar year following the calendar year in which the related work is performed by the Accounting Firm.
          (f) If the Executive is a Specified Employee on the Date of Termination and, due to the failure of an amount or other benefit that is payable under this Agreement on account of the Executive’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i) of the Code (other than a separation from service as a result of the Executive’s death), to qualify for any of the exemptions from the definition of nonqualified deferred compensation available under section 1.409A-1(b) of the Treasury Regulations, the Company reasonably determines that such amount or other benefit, constitutes nonqualified deferred compensation that will subject the Executive to “additional tax” under section 409A(a)(1)(B) of the Code (together with any interest or penalties imposed with respect to, or in connection with, such tax, a “409A Tax”) with respect to the payment of such amount or the provision of such benefit if paid or provided at the time specified in the Agreement, then the payment or provision thereof shall be postponed to the first business day of the seventh month following the Date of Termination or, if earlier, the date of the Executive’s death (the “Delayed Payment Date”). In the event that this subparagraph (v) requires a delay of any payment, such payment shall be accumulated and paid in a single lump sum on the Delayed Payment Date together with interest for the period of delay, compounded monthly, equal to the prime lending rate then used by CitiBank, N.A., in New York City and in effect as of the date the payment would otherwise have been provided.
          (g) For purposes of this Agreement, the (a) term “Specified Employee” shall mean a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, as determined by the Compensation Committee.
          (h) The Company and the Executive may agree to take other actions to avoid the imposition of a 409A Tax at such time and in such manner as permitted under Section 409A.
     6. Except as otherwise provided above, the Letter Agreement and Employment Agreement shall continue in full force and effect without alteration as in effect on the date hereof. The Letter Agreement and Employment Agreement, as amended by this Amendment, constitutes the entire agreement of the parties and supersedes all prior agreements and understandings with respect to the subject matter hereof and thereof.
     IN WITNESS WHEREOF, the Executive and, pursuant to the authorization from its Board of Directors, the Company, have caused this Amendment to be executed as of the day and year first written above.

/s/ Thomas J. Sabatino, Jr.
Thomas J. Sabatino, Jr.

SCHERING-PLOUGH CORPORATION
By:	/s/ C. Ron Cheeley
C. Ron Cheeley
Senior Vice President, Global Human Resources